Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307

                                  May 11, 2001

Mr. John Reynolds
Assistant Director, Office of Small Business Review
U.S. Securities & Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE:      FreewillPC.com, Inc.
         Form SB-1, File No. 333-48312

Dear Mr. Reynolds,

FreewillPC.com, Inc. had engaged Charles E. Smith to audit its financial statements at and for the period ended December 31, 2000 and had included my report for December 31, 2000 in its Form SB-1 filing. On May 11, 2001, I resigned as auditor due to time constraints and notified FreewillPC.com, Inc. at that time.

During FreewillPC.com, Inc.'s relationship with me, Charles E. Smith, Certified Public Accountant, there were no disagreements between FreewillPC.com, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between the FreewillPC.com, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures for the proposed work for the December 31, 2000 financial statements, or for any other work in connection with FreewillPC.com, Inc.

Please contact me if you should need any further information.

Respectfully Yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith